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ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER
2011 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, May 5, 2011 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its program highlights and financial results for the first quarter ended March 31, 2011.

“The ANA598 Phase IIb study currently underway will expand the profile of ANA598 in important ways,” said Steve Worland, Ph.D., President and CEO of Anadys. “We expect to increase the ANA598 safety database by approximately 200 patients, with dosing through 24 weeks completed by year-end, and to characterize ANA598’s activity in combination with pegylated interferon and ribavirin in treatment-experienced patients. The acquisition of these data should significantly enhance ANA598’s readiness for Phase III activities.”

Development Program Highlights

•	ANA598 Phase IIb Study. During the first quarter, Anadys commenced dosing HCV patients in an ongoing Phase IIb study in which ANA598 is being tested in combination with interferon and ribavirin in both treatment-naïve patients and patients who failed a prior course of therapy with interferon and ribavirin. Approximately 275 patients are expected to be enrolled in the study. The primary endpoint of the study is Sustained Virological Response 24 weeks after patients complete treatment, known as SVR24. The Company expects to receive antiviral response data through 12 weeks for all patients, including the 8 week timepoint used for response-guided therapy in treatment-naïve patients, in the third quarter of 2011. Antiviral response data through 24 weeks are expected in the fourth quarter of 2011.

•	ANA773 Phase IIa Study. The Company is preparing to commence during the second quarter a 28-day study of ANA773 in combination with ribavirin, and may test ANA773 as triple therapy in combination with ribavirin and a DAA in subsequent cohorts. Anadys intends to conduct this Phase IIa study of ANA773 in Europe and expects that up to approximately 75 patients will participate in the trial, including approximately 20 patients planned for the first two cohorts with ribavirin. Anadys expects to receive Week 4 viral load data for these first two cohorts in the fourth quarter of 2011.

Financial Results and Highlights

As of March 31, 2011, Anadys’ cash, cash equivalents and securities available-for-sale totaled $32.8 million compared to $38.0 million as of December 31, 2010. The decrease in cash, cash equivalents and securities available-for-sale is the result of our cash utilization to fund operations during the first three months of 2011.

Total operating expenses were $6.5 million for the first quarter of 2011, compared to $5.4 million for the first quarter of 2010. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.5 million for the first quarter of 2011 and 2010.

Research and development expenses were $5.0 million for the first quarter of 2011, compared to $3.7 million for the first quarter of 2010.  The $1.3 million increase was primarily attributable to a $1.1 million increase in ANA598 development costs and a $0.3 million increase in ANA773 development costs.

General and administrative expenses were relatively consistent at $1.6 million for the first quarter of 2011 and 2010.

The net loss was $6.0 million for the first quarter of 2011, compared to a net loss of $6.2 million for the first quarter of 2010.  Included in the net loss for the first quarter of 2011 is a $0.6 million non-cash gain resulting from a decrease in the liability associated with our common stock warrants from December 31, 2010 to March 31, 2011. The warrants were issued in connection with our “registered direct” offering in June 2009. Basic and diluted net loss per common share was $0.10 in the first quarter of 2011, compared to $0.17 in the first quarter of 2010. Non-cash share-based expense resulted in a $0.01 increase in basic and diluted net loss per share for the first quarter of 2011 and 2010.

Conference Call Webcast

Anadys will host a conference call and webcast at 5:00 pm Eastern Daylight Time today to discuss its first quarter 2011 financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 23621944. The webcast and telephone replay will be available through May 19, 2011.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Operating expenses
Research and development	4,982	3,721
General and administrative	1,560	1,642

Total operating expenses (1)	6,542	5,363
Interest income and other, net	39	53
Loss from valuation of common stock warrant liability	552	(893)

Total other income, net	591	(840)
Net loss (1)	$(5,951)	$(6,203)

Net loss per share, basic and diluted (1)	$(0.10)	$(0.17)

Share used in calculating net loss per share,
basic and diluted	57,141	37,342

(1) Includes non-cash share-based expenses of $0.5 million or approximately $0.01 effect on basic and diluted net loss per common share for the three months ended March 31, 2011 and 2010.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$32,845	$37,984
Other current assets	739	1,319
Noncurrent assets	188	234

Total assets	$33,772	$39,537

Liabilities and Stockholders’ Equity
Current liabilities	$3,204	$2,970
Common stock warrant liability	1,329	1,881
Other long-term liabilities	10	13
Stockholders’ equity	29,229	34,673

Total liabilities and stockholders’ equity	$33,772	$39,537

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. Anadys is conducting a Phase IIb study of ANA598, the Company’s DAA, added to current standard of care for the treatment of hepatitis C. The Company is also preparing to resume clinical development of ANA773, the Company’s oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to (i) Anadys’ expectations regarding how the ANA598 Phase IIb study will expand the profile of ANA598; (ii) the belief that data from the ANA598 Phase IIb study should significantly enhance ANA598’s readiness for Phase III activities; (iii) the timing, occurrence and outcome of expected data events; and (iv) the plans and expected trial design for advancing ANA773 in development for HCV.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in ongoing or future clinical trials, including the trials described in this press release, or will receive regulatory approval.   In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-Q for the quarter ended March 31, 2011.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com